Attachment to Form 4

JOINT FILER INFORMATION

Name and Address:	Third Point Partners Qualified L.P. c/o Third Point LLC 390 Park Avenue New York, New York 10022
Date of Earliest Transaction Required to be Reported	08/30/12
Issuer and Ticker Symbol:	BioFuel Energy Corp. (BIOF)
Relationship to Issuer:	10% Owner
Designated Filer:	Daniel S. Loeb
TABLE I INFORMATION
Title of Security:	Common Stock, par value $0.01 per share
Transaction Date:	08/30/12
Transaction Code:	J
Amount of Securities:	11,335
Securities Acquired (A) or Disposed of (D):	A
Price:	(3)
Amount of Securities Beneficially Owned Following Reported Transactions:	340,835
Ownership Form:	D
Nature of Indirect Beneficial Ownership	(1)(2)